Exhibit 23.3

PricewaterhouseCoopers LLP

We hereby consent to the use in this Registration Statement on Form S-4 of AeroVironment, Inc of our report dated January 31, 2025 relating to the financial statements of BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Miami, Florida

January 31, 2025